UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

16162 Beach Boulevard, Suite 100

Huntington Beach, California 92647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 28, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation (the “Company”), will be held at the Company’s “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602 on June 28, 2006 at 9:00 a.m., Pacific Daylight Time for the following purposes:

(1)	The election of nine directors of the Company until the next annual meeting of shareholders;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“independent auditors”) for fiscal 2006; and

(3)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on May 22, 2006, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at the Company’s corporate headquarters located at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

By Order of the Board of Directors,

PAUL A. MOTENKO

Co-Chairman of the Board of Directors, Vice

President and Secretary of the Company

June 1, 2006

BJ’S RESTAURANTS, INC.

16162 Beach Boulevard, Suite 100

Huntington Beach, California 92647

(714) 848-3747

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 28, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and adjournments or postponements thereof to be held on June 28, 2006 at the Company’s “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, at 9:00 a.m., Pacific Daylight Time for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith by the Company to each shareholder and in each case is solicited on behalf of the Board of Directors of the Company for use at the Meeting. We made copies of this Proxy Statement available to shareholders beginning on June 1, 2006. The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Directors, officers and regular administrative employees of the Company may solicit proxies personally, by telephone or telegraph but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to the Company. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote such shares in person. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted FOR the election of all nine of the nominee-directors specified herein, and FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2006, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a Director of the Company.

Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

Under the Company’s bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to ratification of the selection of Ernst & Young LLP will have the same effect as votes against such proposal. Broker non-votes will be treated as unvoted for purposes of determining approval of any such proposal and will not be counted as votes for or against such proposal.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), at the close of business on May 22, 2006 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 22,907,694 shares of Common Stock outstanding, with one vote per share, held of record by 119 shareholders.

With respect to election of directors, assuming a quorum is present, the nine candidates receiving the highest number of votes are elected. See “Nomination and Election of Directors.” To ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of the Common Stock.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by (a) each director of the Company, (b) each executive officer identified in the Summary Compensation Table, (c) all executive officers and directors of the Company as a group and (d) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned(1)
Name and Address(2)	Number of Shares(3)		Percentage Of Class(3)
The Jacmar Companies William H. Tilley c/o The Jacmar Companies 2200 W. Valley Blvd. Alhambra, CA 91803	4,506,628	(4)	19.67%

Golden Resorts, Inc. Jerry G. Brassfield, Director 140 Victory Lane Los Gatos, CA 95030	3,470,231	(5)	15.15%

Morgan Stanley 1585 Broadway New York, NY 10036	2,165,801	(6)	9.45%

Next Century Growth Investors, LLC 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	1,356,778	(7)	5.92%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,619,333	(8)	7.07%

Gerald W. Deitchle	117,500	(9)	*

Paul A. Motenko	479,557	(10)	2.07%

Jeremiah J. Hennessy	460,757	(11)	1.99%

James A. Dal Pozzo	2,954,065	(12)	12.87%

Shann M. Brassfield	651,426	(13)	2.84%

John F. Grundhofer	60,027	(14)	*

J. Roger King	49,577	(15)	*

Larry D. Bouts	91,719	(16)	*

Peter A. Bassi	24,219	(17)	*

R. Dean Gerrie	91,000	(18)	*

Lon Ledwith	20,000	(19)	*

Gregory S. Lynds	-0-		0.00%

J. William Streitberger	40,000	(20)	*

All directors and executive officers as a group (16 persons)	5,139,847	(21)	21.41%

*	Less than 1%

(1)	The persons named in the table, to the Company’s knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.
(2)	The address of the officers and directors of the Company is at the Company’s principal executive offices at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647.
(3)	Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any options issued by the Company which are not exercisable within 60 days from the date hereof.
(4)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 1,653,690 shares held by the William H. Tilley Trust, 15,000 shares held by the William Tilley SEP IRA, 172,009 shares hold by The William Tilley Family Foundation and 41,800 shares held by Tilley family members and affiliates. The Jacmar Companies are controlled by William H. Tilley whose address is the same as that of the Jacmar Companies. See “Certain Relationships and Related Transactions.”
(5)	Consists of 2,843,126 shares held of record by the Jerry G. Brassfield Revocable Trust, 59,602 shares held by Jerry G. Brassfield and family, 499,003 shares held by Golden Resorts, Inc. and 68,500 shares held by Autofocus. Jerry G. Brassfield is a director and major shareholder of Autofocus. Golden Resorts, Inc. is controlled by Jerry G. Brassfield whose address is the same as that of Golden Resorts, Inc.
(6)	Based solely on a Schedule 13G filed on February 15, 2006, it is the Company’s belief that Morgan Stanley beneficially owned the number of shares indicated as of December 31, 2005. Morgan Stanley is the parent corporation of Morgan Stanley Investment Management Inc. which is an investment adviser having beneficial ownership of a substantial portion of the shares in question.
(7)	Based solely on a Schedule 13G/A filed on February 14, 2006, it is the Company’s belief that Next Century Growth Investors, LLC, a Delaware limited liability company that is controlled by Thomas L. Press and Donald M. Longlet, is the beneficial owner of the shares in question.
(8)	Consists of shares owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with the power to vote and/or direct investment. The number of shares set forth in this table and the foregoing information is based solely on information provided to the Company by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has disclaimed beneficial ownership of these shares.
(9)	Consists of 5,000 shares of Common Stock of which Mr. Deitchle is the beneficial owner and 112,500 shares of Common Stock purchasable upon exercise of options.
(10)	Consists of 194,878 shares of Common Stock and options exercisable for up to 284,679 shares of Common Stock. See “Executive Compensation and Other Matters”.
(11)	Consists of 176,078 shares of Common Stock and options exercisable for up to 284,679 shares of Common Stock. See “Executive Compensation and Other Matters”.
(12)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 102,300 shares held by James Dal Pozzo, 172,009 shares held by The William Tilley Family Foundation (of which Mr. Dal Pozzo is Secretary and a Director), 12,600 shares held by various Tilley family trusts (of which Mr. Dal Pozzo is co-trustee) and 43,027 shares of Common Stock purchasable upon exercise of options. Mr. Dal Pozzo is an executive officer and director of The Jacmar Companies. See “Certain Relationships and Related Transactions.”
(13)	Consists of 102,300 shares held of record by the Shann M. Brassfield Revocable Trust, 2,594 shares held by the Joann Brassfield Charitable Giving Foundation (of which Mr. Brassfield is a Director), 499,003 shares held by Golden Resorts, Inc., 4,502 shares of common stock of which Mr. Shann Brassfield is the beneficial owner and 43,027 shares of Common Stock purchasable upon exercise of options. Mr. Brassfield is an executive officer and director of Golden Resorts, Inc.
(14)	Consists of 55,154 shares of Common Stock of which Mr. Grundhofer is the beneficial owner and 4,873 shares of Common Stock purchasable upon exercise of options.
(15)	Consists of 14,550 shares of Common Stock of which Mr. King is the beneficial owner and 35,027 shares of Common Stock purchasable upon exercise of options.

(16)	Consists of 65,000 shares of Common Stock of which Mr. Bouts is the beneficial owner and 26,719 shares of Common Stock purchasable upon exercise of options.
(17)	Consists of 10,000 shares of Common Stock of which Mr. Bassi is the beneficial owner and 14,219 shares of Common Stock purchasable upon exercise of options.
(18)	Consists of options exercisable for up to 91,000 shares of Common Stock. See “Executive Compensation and Other Matters.”
(19)	Consists of options exercisable for up to 20,000 shares of Common Stock. See “Executive Compensation and Other Matters.”
(20)	Consists of options exercisable for up to 40,000 shares of Common Stock. See “Executive Compensation and Other Matters.”
(21)	Includes 1,099,750 shares of Common Stock issuable upon exercise of options.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The Company’s directors are to be elected at each annual meeting of shareholders. At this Annual Meeting, nine directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at this Annual Meeting set forth in the table below are all recommended by the Board of Directors of the Company. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company’s existing Board of Directors.

The nine nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as the Company’s directors. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of the Company’s directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Paul A. Motenko	Co-Chairman of the Board of Directors, Vice President and Secretary of the Company	51
Jeremiah J. Hennessy	Co-Chairman of the Board of Directors	47
Gerald W. Deitchle	President, Chief Executive Officer of the Company	54
Peter A. Bassi	Retired; Former Chairman of Yum! Restaurants International	56
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	57
Shann M. Brassfield	President of Golden Resorts, Inc.	37
James A. Dal Pozzo	President of The Jacmar Companies	47
John F. Grundhofer	Chairman Emeritus, U.S. Bancorp	67
J. Roger King	Retired; Former Senior Vice President Human Resources of PepsiCo, Inc.	64

PAUL A. MOTENKO has been Co-Chairman of the Board since February 2005 and previously Chairman, Co-Chief Executive Officer, Vice President and Secretary of the Company since January 2001. Since its inception in 1991, he was the Chief Executive Officer, Co-Chairman of the Board, Vice President and Secretary of the Company. He is also Chairman of the Board and Secretary of Chicago Pizza Northwest, Inc., a Washington corporation and wholly owned subsidiary of the Company (“CPNI”). He is a certified public accountant and was a founding partner in the firm Motenko, Bachtelle & Hennessy from 1980 to 1991. In this capacity, Mr. Motenko provided accounting and consulting services to several restaurant companies, including BJ’s Chicago Pizzeria, a predecessor to the Company. From 1976 to 1980, Mr. Motenko was employed as an accountant and consultant for several accounting firms, including Kenneth Leventhal and Company and Peat, Marwick, Main. Mr. Motenko graduated with high honors from the University of Illinois in 1976 with a B.S. in Accounting.

JEREMIAH J. HENNESSY has been Co-Chairman of the Board since February 2005 and previously Co-Chief Executive Officer, President, and a Director of the Company since January 2001. Since its inception in 1991, he was the President, Chief Operating Officer and a Director of the Company. He is also Chief Executive Officer and a Director of CPNI. Mr. Hennessy is a certified public accountant and was a partner in the firm Motenko, Bachtelle & Hennessy from 1988 to 1991. His public accounting practice involved extensive work for food service and restaurant clientele. Prior to his work for Motenko, Bachtelle & Hennessy, he served as a controller for a large Southern California construction company and also worked for various restaurant concepts, including Marie Callendar’s and Knott’s Berry Farm. Mr. Hennessy graduated Magna Cum Laude from National University in 1983 with a B.S. in Accounting.

GERALD (“JERRY”) W. DEITCHLE has been President and Chief Executive Officer of the Company since February 1, 2005 and a member of the Company’s Board of Directors since November 2004. Mr. Deitchle has over 28 years of executive and financial management experience with national restaurant and retail chain operations. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. Mr. Deitchle remains a director of Fired Up, Inc. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants. At The Cheesecake Factory, Mr. Deitchle served as Chief Financial Officer and was also named corporate President in 2002. From 1984 to 1995, he was employed by the parent company of Long John Silver’s restaurants, with his last position as Executive Vice President responsible for finance, purchasing, franchising, strategic planning, legal affairs and information technology. Mr. Deitchle earned a B.B.A. from Texas A&M University and an M.B.A. from The University of Texas at San Antonio. He holds the C.P.A., C.M.A., C.F.M. and C.C.P. designations.

PETER (“PETE”) A. BASSI has been a Director of the Company since September 2004. Mr. Bassi recently retired as Chairman of Yum! Restaurants International (also known as YRI). YRI is the International Division of Yum! Brands Restaurants, Inc. (“Yum!”), which is the exclusive franchisor of Taco Bell, Pizza Hut, KFC, Long John Silver’s and A&W. Mr. Bassi led YRI since June 1997. Prior to this assignment, he was in charge of YRI’s Asian business, and was based in Hong Kong. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company. During his over 30 year career, he has worked in Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. His assignments have included largely a career track in Finance, in addition to assignments in Real Estate Development and General Management. Mr. Bassi received a B.S. in Mathematics and an M.B.A. from the University of Rhode Island.

LARRY D. BOUTS has been a Director of the Company since April 2004. Mr. Bouts currently serves as an investor and advisor to several early stage companies in various industry segments, including technology, energy, human resources, and consumer oriented businesses. Previously, Mr. Bouts acted as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. in finance where he held various planning and finance positions, including Chief Financial Officer of two of the operating divisions. Mr. Bouts holds a B.A. in Mathematics from Hiram College and an M.B.A. degree in finance from The Wharton School at the University of Pennsylvania. He also served six years as a junior officer in the U.S. Navy on both active and reserve officer duty.

SHANN M. BRASSFIELD has been a Director of the Company since January 26, 2001. Mr. Brassfield has been President of Golden Resorts, Inc., an investment and real estate company, since January 1997, where he currently manages all aspects of investing in real estate, securities and operating businesses. From 1991 through 1997, he was the Vice-President of Pacific Summit Development, Inc., an international real estate development company. Mr. Brassfield also has extensive experience in the restaurant and hospitality industry.

JAMES A. DAL POZZO has been a Director of the Company since January 26, 2001. Mr. Dal Pozzo has served as the President of the Jacmar Companies since 1993. He was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992. Mr. Dal Pozzo also is President of Pacific Ventures, Ltd., a company with restaurant operations in Guam. Mr. Dal Pozzo serves as a director of The Jacmar Companies, and Pacific Ventures, Ltd. He also serves as a trustee or board member for a number of private family foundations, trusts and advisory boards. Mr. Dal Pozzo is a graduate, Magna Cum Laude, from the University of Southern California. Mr. Dal Pozzo is a certified public accountant and was with Peat Marwick from 1981 to 1987, where he specialized in restaurant, distribution, retail and manufacturing industries. Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992.

JOHN (“JACK”) F. GRUNDHOFER has been a Director of the Company since April 11, 2002. Mr. Grundhofer is Chairman Emeritus of U. S. Bancorp, the 6th largest financial services holding company in the United States with assets in excess of $207 billion. Having served that company since 1990, Grundhofer retired at the end of 2002. Prior to his retirement, he was chairman of the new U. S. Bancorp, formed by the 2001 merger of Firstar Corporation and U.S. Bancorp. Mr. Grundhofer joined First Bank System, Inc., as chairman, president and CEO in 1990 and, subsequent to First Bank System’s acquisition of U.S. Bancorp., served as chairman, president and CEO of the combined company. Mr. Grundhofer is also a director of The Donaldson Company, Inc., Securian Financial Group (formerly known as Minnesota Life Insurance Company), and Capmark Financial Group, Inc. He also sits on the Advisory Council of Churchill Capital. He serves on the boards of the Danny Thompson Memorial Foundation, the Horatio Alger Association and Eisenhower Medical Center in Rancho Mirage, California. He is also a trustee of Loyola Marymount University in California and is on the Executive Board for the University of South Dakota Vermillion. Mr. Grundhofer also serves on the Palm Springs International Film Festival as a director. His most recent professional associations have included Financial Services Roundtable, International Monetary Conference, Federal Advisory Board and Federal Reserve Board. In 1997, he received the Horatio Alger Award. Mr. Grundhofer earned a B.A. in Economics from Loyola Marymount University and his M.B.A. from the University of Southern California.

J. ROGER KING has been a Director of the Company since April 11, 2002. Mr. King spent 29 years in the Human Resources field for PepsiCo, Inc. During that tenure he served as Vice President of Labor Relations at Frito-Lay, Vice President of Human Resources at Pizza Hut and finally he served for 13 years as Senior Vice President of Human Resources at PepsiCo, Inc. Mr. King also serves on the Board of Trustees of Texas Christian University. In addition, he has served as Chairman of the Employee Relations Committee of The Business Roundtable and Vice Chairman of the Labor Policy Association in Washington, D.C.

The employment agreements of each of Messrs. Deitchle, Motenko and Hennessy require that the Company take all reasonable action within its control to cause each of them to continue to be appointed or elected to the Board of Directors during the term of their respective employment agreements.

The terms of all directors will expire at the next annual meeting of shareholders or when their successors are elected and qualified. Pursuant to the Company’s Bylaws, there are currently ten (10) authorized directors of the Company. It is expected that only nine directors will be nominated and elected at the Annual Meeting, leaving one vacancy in the Board of Directors. While the Board of Directors has no current intention to do so, the Board of Directors may fill interim vacancies of directors. Each officer is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

Shareholders wishing to contact any Board member may do so by writing a letter addressed to such Board member and addressing it to the Company’s corporate address.

Determination of Director Independence

In April 2006, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions.” The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the definition of independence set forth in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards (the “NASD Independence Standards”).

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the NASD Independence Standards, with the exception of Paul A. Motenko, Jeremiah J. Hennessy, Gerald W. Deitchle and James A. Dal Pozzo. Messrs. Motenko, Hennessy and Deitchle are considered inside directors because of their employment as senior executives of the Company. Mr. Dal Pozzo is considered a non-independent outside director because of the amount of food products purchased by the Company from The Jacmar Companies, which employs Mr. Dal Pozzo as President.

Board Meetings

The Board met six times during fiscal 2005. Each of the directors of the Company, attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director. All Directors attended the Company’s annual shareholders’ meeting in June 2005. Each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the shareholders of the Company, the Board and Committees of which he is a member.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES THEREOF

COMMITTEES

The business of the Company’s Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its committees. The following provides certain information regarding the committees of the Board of Directors.

Audit Committee

The Company maintains an Audit Committee which reviews and reports to the Board on various auditing and accounting matters, including the annual audit report from the Company’s independent public accountants. Throughout fiscal 2005, the Audit Committee consisted of Mr. Grundhofer (Chairman), Mr. Bouts and Mr. Bassi. The Audit Committee held five meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee.

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Compensation Committee determines appropriate awards under the Company’s 1996 Stock Option Plan and its 2005 Equity Incentive Plan. The Compensation Committee consisted of Messrs. J. Roger King, Peter Bassi and Shann Brassfield during the fiscal year 2005. Mr. King is the Chairman of the Compensation Committee. The Compensation Committee held three meetings during the last fiscal year.

Governance and Nomination Committee

The Company also maintains a Governance and Nomination Committee that is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s corporate governance. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of directors’ independence and the Board’s performance self-evaluation. The charter of the Governance and Nomination Committee is available on the Company’s website (www.bjsrestaurants.com). The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Director of Corporate Relations or any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairmen of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflects the diversity of the Company’s shareholder, employees, customers, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Governance and Nomination Committee was established in March 2004 and consists of Mr. Grundhofer, Mr. Brassfield and Mr. King, all of whom are independent directors. Mr. Grundhofer serves as Chairman of the Governance and Nomination Committee. The Governance and Nomination Committee

conducted its business within the context of regularly scheduled Board meetings and held no separate meetings during the last fiscal year.

Any shareholder, who wishes to communicate directly with the Board of Directors or one or more specific directors, may send a letter addressed to the Board of Directors or to the specific directors intended to be addressed to the Company’s principal office. Alternatively, a shareholder may send an email to Ms. Dianne Scott at dscott@bjsrestaurants.com., and indicate in the email the specific directors to whom the communication is addressed. The Company will forward all communications to the Board of Directors or to the specific directors identified by the shareholder. The Company’s current policy is to send every shareholder’s communication addressed to the Board of Directors or to one or more specific directors to the identified directors.

COMPENSATION OF BOARD OF DIRECTORS

The Company paid each non-employee director an annual fee of $6,000, plus $750 per board meeting attended in person, $400 per telephonic board meeting over 30 minutes, $200 per telephonic board meeting under 30 minutes, $500 per committee meeting in person, $300 per telephonic committee meeting over 30 minutes, and $100 per telephonic committee meeting under 30 minutes. Upon initially joining the Board of Directors, each non-employee Director receives options to acquire 25,000 shares of common stock at a price equal to the fair market value as of the date of the grant. Such options vest over a two year period. In addition, the Company compensates Directors annually with a stock option grant equal to a valuation of $30,000 as determined under the Black Scholes model. The Directors annual stock option grant occurs on January 15 each year, and vest over a three year period.

CODE OF BUSINESS CONDUCT

The Company has a Code of Business Conduct to promote honest and ethical conduct of the Company’s business, professional and personal relationships. The Code of Business Conduct covers all officers, directors, and employees. The Company also has a Code of Business Ethics that applies to principal executive officers and senior financial officers. Both of the Code of Business Conduct and the Code of Business Ethics are available on the Company’s website (www.bjsrestaurants.com). The Company intends to post amendments to or waivers from its Code of Business Conduct and its Code of Business Ethics at this website location.

REPORT OF AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring the Company’s financial reporting practices. A copy of the Audit Committee Charter was attached as Exhibit 1 to the 2004 proxy. The members of the Audit Committee are independent (as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards, which are applicable to the Company as a result of the listing of its Common Stock on the NASDAQ Market). In addition, all members of the Audit Committee have been designated as financial experts (as such term is defined in SEC Release Nos. 33-8177A and 33-8177).

As more fully described in its charter, the Audit Committee oversees the Company’s financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors. The Audit Committee approved the engagement of Ernst & Young LLP (“E&Y”) as the Company’s independent auditors for fiscal year 2005. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal 2005 with management and E&Y. Management and E&Y have represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 3, 2006 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company’s independent auditors for its fiscal year 2006

The Audit Committee

John F. Grundhofer	Larry D. Bouts	Peter A. Bassi

EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the three fiscal years ended January 3, 2006, January 2, 2005, and December 28, 2003 of the current Chief Executive Officer, the former Co-Chief Executive Officers and the other four top compensated executives of the Company whose salary and bonus compensation was at least $100,000 in such fiscal years.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary		Bonus(1)		Other Annual Compensation			Stock option Grants (shares)
Paul A. Motenko* Co-Chairman of the Board, Vice President and Secretary, Co-Chief Executive Officer (former)	2005 2004 2003	$ $ $	300,000 229,050 229,050	$ $ $	0 175,000 80,000	$ $ $	25,085 17,845 15,175	(2) (3) (4)	85,000 -0- -0-

Jeremiah J. Hennessy* Co-Chairman of the Board, Co-Chief Executive Officer (former) and President (former)	2005 2004 2003	$ $ $	300,000 229,050 229,050	$ $ $	0 175,000 80,000	$ $ $	23,911 14,471 13,625	(5) (6) (7)	85,000 -0- -0-

Gerald W. Deitchle* Director, Chief Executive Officer and President	2005		$273,000		$150,000		$49,675	(8)	275,000

Gregory S. Lynds Chief Development Officer	2005 2004 2003	$ $ $	200,000 175,000 70,000	$ $ $	65,920 53,156 80,000	$ $ $	22,855 22,676 6,035	(9) (10) (11)	8,890 2,500 150,000

Lon F. Ledwith Senior Vice President of Operations	2005 2004	$ $	175,000 150,000	$ $	64,313 53,156	$ $	20,455 20,398	(12) (13)	7,620 50,000

R. Dean Gerrie Chief Design Officer	2005 2004 2003	$ $ $	179,375 175,000 175,000	$ $ $	55,158 35,438 13,125	$ $ $	21,655 21,476 19,444	(14) (15) (16)	5,930 3,250 -0-

J. William Streitberger Chief Human Resource Officer	2005 2004 2003	$ $ $	150,000 150,000 138,750	$ $ $	62,871 53,156 18,710	$ $ $	40,915 17,960 23,858	(17) (18) (19)	7,620 2,780 -0-

*	Messrs. Motenko and Hennessey served as Co-Chief Executive Officers of the Company until February 1, 2005. Effective February 1, 2005, Gerald W. Deitchle was appointed to serve as President and Chief Executive Officer of the Company.

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.
(2)	The amount shown is the estimated value of perquisites and other personal benefits, including health insurance ($13,010), life insurance/disability insurance (approximately $4,323), and auto reimbursement/allowance ($7,752).
(3)	The amount shown is the estimated value of perquisites and other personal benefits, including health insurance ($13,486) and life insurance/disability insurance (approximately $4,359).
(4)	The amount shown is the estimated value of perquisites and other personal benefits, including health insurance (approximately $10,816) and life insurance/disability insurance (approximately $4,359).

(5)	The amount shown is the estimated value of perquisites and other personal benefits, including health insurance ($11,706), life insurance/disability insurance (approximately $2,773), and auto reimbursement/allowance ($9,432).
(6)	The amount shown above is the estimated value of perquisites and other personal benefits, including health insurance ($11,662) and life/disability insurance (approximately $2,809).
(7)	The amount shown is the estimated value of perquisites and other personal benefits, including health insurance (approximately $10,816) and life insurance/disability insurance (approximately $2,809).
(8)	The amount shown is the estimated value of perquisites and other personal benefits, including health insurance (approximately $9,106), life insurance/disability insurance ($374), auto reimbursement/allowance ($9,500), non-accountable relocation reimbursement allowance ($22,447), reimbursement of legal costs incurred in connection with the negotiation of Mr. Deitchle’s employment agreement ($6,653) and the costs of an annual physical examination ($1,595).
(9)	The amount shown is the estimated value of perquisites and other personal benefits, including health and life insurance (approximately $14,455), and auto reimbursement/allowance ($8,400).
(10)	The amount shown is the estimated value of perquisites and other personal benefits, including health and life insurance (approximately $14,276) and auto allowance (approximately $8,400).
(11)	The amount shown is the estimated value of perquisites and other personal benefits including health and life insurance (approximately $2,406) and auto allowance (approximately $3,629).
(12)	The amount shown is the estimated value of perquisites and other personal benefits including health and life insurance (approximately $14,455) and auto allowance (approximately $6,000).
(13)	The amount shown is the estimated value of perquisites and other personal benefits including health and life insurance (approximately $14,398) and auto allowance (approximately $6,000).
(14)	The amount shown is the estimated value of perquisites and other personal benefits including health and life insurance (approximately $14,555) and auto allowance (approximately $7,200).
(15)	The amount shown is the estimated value of perquisites and other personal benefits, including health and life insurance (approximately $14,276) and auto allowance (approximately $7,200).
(16)	The amount shown is the estimated value of perquisites and other personal benefits, including health and life insurance (approximately $12,244) and auto allowance (approximately $7,200).
(17)	The amount shown is the estimated value of perquisites and other personal benefits including health and life insurance (approximately $14,455) , auto allowance (approximately $6,000) and a non-accountable moving allowance ($20,460).
(18)	The amount shown is the estimated value of perquisites and other personal benefits, including health and life insurance (approximately $11,960) and auto allowance (approximately $6,000).
(19)	The amount shown is the estimated value of perquisites and other personal benefits, including health and life insurance (approximately $17,858) and auto allowance (approximately $6,000).

Option Grants during Fiscal 2005

Stock options granted during fiscal 2005 to the officers named in the Summary Compensation Table are set forth in the following table:

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2005	Exercise Price ($/Share)(1)	Expiration Date(2)
					5%($)	10%($)
Paul A. Motenko	85,000	10.35%	$19.38	6/27/2015	$1,035,978	$2,625,372
Jeremiah J. Hennessy	85,000	10.35%	$19.38	6/27/2015	$1,035,978	$2,625,372
Gerald W. Deitchle	275,000	33.47%	$14.04	1/12/2015	$2,428,162	$6,153,439
Gregory S. Lynds	8,890	1.08%	$15.50	2/22/2015	$86,659	$219,609
Lon F. Ledwith	7,620	0.93%	$15.50	2/22/2015	$74,279	$188,237
R. Dean Gerrie	5,930	0.72%	$15.50	2/22/2015	$57,805	$146,471
J. William Streitberger	7,620	0.93%	$15.50	2/22/2015	$74,279	$188,237

(1)	The fair market value of the Company’s Common Stock on the date of grant.
(2)	Options for Mr. Motenko and Mr. Hennessy vest 40% on the grant date and 20% on the first through third anniversary of the grant date. Options for Mr. Deitchle vested with respect to 100,000 shares on the grant date and 87,500 shares on each of the second and third anniversary of the grant date. All other options vest at 33 1/3% on the third through the fifth anniversary of the date of grant.
(3)	Calculated over a ten-year period, representing the terms of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company’s Common Stock.

Option Exercises in Fiscal 2005 and Year-End Option Values

The following table sets forth information concerning stock options which were exercised during, or held at the end of fiscal 2005 by the officers named in the Summary Compensation Table:

	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul A. Motenko	-0-	-0-	364,679	51,000	$6,844,857	$188,190
Jeremiah J. Hennessy	-0-	-0-	364,679	51,000	$6,844,857	$188,190
Gerald W. Deitchle	-0-	-0-	112,500	187,500	$1,006,750	$1,684,000
Gregory S. Lynds	42,240	$760,199	-0-	101,390	$0	$1,153,947
Lon F. Ledwith	-0-	-0-	10,000	47,620	$110,800	$500,883
R. Dean Gerrie	4,000	$78,512	88,000	17,180	$1,777,835	$196,025
J. William Streitberger	-0-	-0-	30,000	30,400	$467,100	$395,993

(1)	Common Stock valued at $23.07 per share, the last reported sales price of the Company’s Common Stock on January 3, 2006.

Gerald W. Deitchle Employment Agreement

On January 19, 2005, the Company announced that Gerald W. (Jerry) Deitchle had been named President and CEO of the Company and his employment commenced February 1, 2005. Under the terms of Mr. Deitchle’s employment contract, he is entitled to receive annual cash compensation of $300,000, subject to escalation annually in accordance with the Consumer Price Index (“CPI”). In addition, Mr. Deitchle was entitled to receive a cash bonus of $125,000 if fiscal 2005 earnings before interest, amortization, depreciation and income taxes (“EBITDA”) equaled or exceeded $16,000,000 and an additional $25,000 if fiscal 2005 EBITDA equaled or exceeded $18,000,000. Mr. Deitchle received a cash bonus of $150,000 as a result of this incentive plan. Additional bonuses for fiscal 2005 and all bonuses thereafter, as well as increases in compensation above the minimum CPI escalation rate stated above, shall be determined by the Board in its sole discretion. Mr. Deitchle’s employment agreement with the Company expires on December 1, 2009.

Mr. Deitchle is entitled to certain other fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, use of a Company automobile or automobile allowance, family health insurance and the right to participate in the Company’s customary executive benefit plans.

Mr. Deitchle received an initial grant of stock options to purchase 275,000 shares of the Company’s common stock under the Company’s existing stock option plan. These options will vest 100,000 on the date of grant and 87,500 on the second and third anniversary of the date of grant. Additionally, Mr. Deitchle received a stock option grant of 25,000 shares upon joining the Company’s Board of Directors in November 2004, with 12,500 options vesting on the first and second anniversary of the date of grant. Mr. Deitchle shall be entitled to additional stock option or other equity-based compensation from time to time as determined by the Board of Directors of the Company.

Pursuant to the terms of his employment agreement, the Company has agreed to take all reasonable action within its control to cause Mr. Deitchle to continue to be appointed or elected to the Board of Directors during the term of his agreement. The Company may terminate Mr. Deitchle’s employment at any time. If the termination is by the Company for “Cause” (as defined below), as a result of the death or “Disability” (as defined below) of Mr. Deitchle, or by Mr. Deitchle for other than “Good Reason” (as defined below), Mr. Deitchle will be entitled to receive all amounts payable by the Company under his employment agreement to the date of termination (including a prorated portion of any accrued bonuses). In addition, if the termination is by the Company or Mr. Deitchle as a result of “Disability,” to the extent that Mr. Deitchle is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay Mr. Deitchle an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of Mr. Deitchle and his eligible dependents. For purposes hereof, “Disability” shall mean incapacity due to physical or mental illness which results in Mr. Deitchle being absent from the full-time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days in any 12 month period.

In the event of termination of employment by the Company without “Cause” or by Mr. Deitchle for “Good Reason,” Mr. Deitchle shall be entitled to receive the following: (i) such Base Salary, vacation, prorated bonus and other benefits as have been earned through the date of termination and, to the extent that Mr. Deitchle is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay Mr. Deitchle an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of Mr. Deitchle and his eligible dependents, (ii) a lump sum severance equal to the greater of (a) one year’s then current base salary, or (b) fifty percent (50%) of the base salary that would be due to him (including annual increases) between the date of termination and the end of the remaining term of his employment.

For purposes of Mr. Deitchle’s employment agreement, “Cause” means (i) an act or acts of dishonesty undertaken by Mr. Deitchle and intended to result in material personal gain or enrichment of him or others at the expense of the Company; (ii) gross misconduct that is willful or deliberate on Mr. Deitchle’s part and that, in either event, is materially injurious to the Company, (iii) the conviction of Mr. Deitchle of a felony; or (iv) the material breach of any terms and conditions of his employment agreement by Mr. Deitchle, which breach has not been cured within 30 days after written notice thereof from the Company. The cessation of employment by Mr. Deitchle shall not be deemed to be for Cause unless and until there shall have been delivered to Mr. Deitchle a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Mr. Deitchle) at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Deitchle and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist and specifying the particulars thereof in detail.

For purposes of Mr. Deitchle’s employment agreement, “Good Reason” means (i) any removal of Mr. Deitchle from, or any failure to nominate or re-elect Mr. Deitchle to, his current office and/or the Board, except in connection with termination of Mr. Deitchle’s employment for death, Disability or Cause, (ii) the failure of the Company to obtain the assumption of this Agreement by any successor to the Company, as provided in this Agreement, (iii) the material breach by the Company of any terms and conditions of Mr. Deitchle’s employment agreement, which breach has not been cured by the Company within thirty (30) days after written notice thereof to the Company from Mr. Deitchle, or (iv) in the event of certain events constituting a change in control of the Company (a) (1) any reduction in Mr. Deitchle’s then-current base salary or any material reduction in Mr. Deitchle’s comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), (2) the assignment to Mr. Deitchle of duties that represent or constitute a material adverse change in Mr. Deitchle’s position, duties, responsibilities and status with the Company immediately prior to a change in control, or (3) a material adverse change in Mr. Deitchle’s reporting responsibilities, titles, offices, or any removal of Mr. Deitchle from, or any failure to re-elect Mr. Deitchle to, any of such positions; except in connection with the termination of Mr. Deitchle’s employment for Cause, upon the Disability or death of Mr. Deitchle, or upon the voluntary termination by Mr. Deitchle; (b) the relocation of Mr. Deitchle’s place of employment from the location at which Mr. Deitchle was principally employed immediately prior to the date of the change in control to a location more than 50 miles from such location; or (c) the failure of any successor to the Company to assume and agree to perform its obligations under Mr. Deitchle’s employment agreement.

Paul Motenko and Jeremiah Hennessy Employment Agreements

On June 27, 2005, the Company entered into Amended and Restated Employment Agreements with each of Paul Motenko and Jeremiah Hennessy. The forms of employment agreements were substantially identical except that the agreement provides that Mr. Motenko will serve as the Co-Chairman, Secretary and as a Vice President of the Company whereas Mr. Hennessy’s employment agreement provides that he will serve only as the Co-Chairman.

Unless earlier terminated, the term of Mr. Motenko and Mr. Hennessy’s employment shall end on December 31, 2009; provided, however, that his employment term shall be extended for additional one year periods unless and until the Company or Mr. Motenko or Mr. Hennessy, as the case may be, gives notice of its or his intention not to renew.

Pursuant to the terms of their employment agreements, Mr. Motenko serves as the Co-Chairman of the Company as well as a Vice President and Secretary. Mr. Hennessy serves as Co-Chairman of the Company. The employment agreements provide that the position of Co-Chairman shall be an executive office of the Company. During the term of the Agreement, the Company (and its Board of Directors) are obligated to take such reasonable actions within their control to cause Mr. Motenko and Mr. Hennessy to continue to be appointed or elected to the Board of Directors. In addition, should Gerald Deitchle, the Company’s President and Chief Executive Officer, resign or be terminated, the Company has agreed to use its best efforts to cause Mr. Motenko and Mr. Hennessy to each be reinstated as Co-Chief Executive Officers of the Company.

Each of Mr. Motenko and Mr. Hennessy is entitled to receive annual cash compensation of $300,000, subject to escalation annually in accordance with the consumer price index. In addition, each of Mr. Motenko and Mr. Hennessy received a lump sum payment equal to the amount by which the base salary paid to them from January 1, 2005 through the effective date of their employment agreements was less than the base salary that would have been paid to them under the employment agreements had they been in effect on January 1, 2005. Bonuses shall be determined by the Board in its sole discretion.

Each of Mr. Motenko and Mr. Hennessy is entitled to certain fringe benefits including use of a Company automobile or automobile allowance of $1,000 per month, a $1,000,000 life insurance policy (premiums for which shall not exceed $7,500 per year) on the life of Mr. Motenko and Mr. Hennessy, as the case may be, with the beneficiaries designated by Mr. Motenko or Mr. Hennessy. In addition, they are entitled to receive customary vacation benefits, family health insurance and the right to participate in the Company’s customary executive benefit plans.

Pursuant to the terms of their employment agreements, each of Mr. Motenko and Mr. Hennessy received an initial grant of stock options to purchase 85,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan. Each of these options vests as follows: (i) 34,000 shares upon grant, (ii) 17,000 shares on December 31, 2007, (iii) 17,000 shares on December 31, 2008 and (iv) 17,000 shares on December 31, 2009. The option exercise price was the closing price of the Company’s common stock on the date of grant.

The Company may terminate Mr. Motenko and/or Mr. Hennessy’s employment at any time. If the termination is by the Company for “Cause” (as defined below), as a result of the death or “Disability” (as defined below) of Mr. Motenko or Mr. Hennessy, or by Mr. Motenko or Mr. Hennessy for reasons other than “Good Reason” (as defined below), Mr. Motenko and Mr. Hennessy, as the case may be, will be entitled to receive all amounts payable by the Company under his employment agreement to the date of termination (including a prorated portion of any accrued bonuses). In addition, if the termination is by the Company or Mr. Motenko or Hennessy, as the case may be, as a result of “Disability,” to the extent that Mr Motenko or Hennessy is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay an amount equivalent to the terminated executive’s COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage. For purposes hereof, “Disability” shall mean incapacity due to physical or mental illness which results in the executive being absent from the full-time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days in any 12 month period.

In the event of termination of employment by the Company without “Cause” or by Mr. Motenko or Mr. Hennessy for “Good Reason,” Mr. Motenko or Mr. Hennessy, as the case may be, shall be entitled to receive the following: (i) such Base Salary, vacation, prorated bonus and other benefits as have been earned through the date of termination and, to the extent that the executive is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay the executive an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of the executive and his eligible dependents, (ii) a severance equal to the greater of (a) one year’s then current base salary, or (b) one hundred percent (100%) of the base salary that would be due to him (including annual increases) between the date of termination and the end of the remaining term of his employment, payable in accordance with the Company’s ordinary payroll practices. In addition, in the event of a termination without “Cause” or for “Good Reason,” the Options (as described and defined below) shall continue to vest and remain exercisable through the end of the remaining term of the employment agreement. In addition, in the event there is a Change of Control within 12 months following a termination by the Company without Cause, executive shall be entitled to a cash payment equal to the amount, if any, by which the aggregate fair market value of the shares subject to any unvested Options or subsequent stock options exceeds the aggregate exercise price of such options on the effective date of termination.

For purposes of these employment agreements, “Cause” means (i) an act or acts of dishonesty undertaken by the executive and intended to result in material personal gain or enrichment of him or others at the expense of the Company; (ii) gross misconduct that is willful or deliberate on the executive’s part and that, in either event, is materially injurious to the Company, (iii) the conviction of the executive of a felony; or (iv) the material breach of any terms and conditions of his employment agreement by the executive, which breach has not been cured within 30 days after written notice thereof from the Company. The cessation of employment by Mr. Motenko or Mr. Hennessy, as the case may be, shall not be deemed to be for Cause unless and until there shall have been delivered to the executive in question, a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the executive in question) at a meeting of the Board called and held for such purpose (after reasonable notice to the executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist and specifying the particulars thereof in detail.

For purposes of Mr. Motenko and Mr. Hennessy’s employment agreements, “Good Reason” means:

(i) any removal of the executive from, or any failure to nominate or re-elect the executive to, his current office and/or the Board, except in connection with termination of executive’s employment for death, Disability or Cause,

(ii) the failure of the Company to obtain the assumption of the employment agreement by any successor to the Company, as provided in the employment agreement,

(iii) the material breach by the Company of any terms and conditions of the employment agreement, which breach has not been cured by the Company within thirty (30) days after written notice thereof to the Company from the executive,

(iv) the assignment to the executive of duties that represent or constitute a material adverse change in the executive’s position, duties, responsibilities or status with the Company;

(v) the appointment of any person other than Gerald W. Deitchle as Chief Executive Officer of the Company (or an office having substantially the same responsibilities); or

(vi) in the event of certain events constituting a change in control of the Company

(a)(1) any reduction in the executive’s then-current base salary or any material reduction in Mr. Motenko or Mr. Hennessy’s, as the case may be, comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), (2) the assignment to the executive of duties that represent or constitute a material adverse change in such executive’s position, duties, responsibilities and status with the Company immediately prior to a change in control, or (3) a material adverse change in the executive’s reporting responsibilities, titles, offices, or any removal of such executive from, or any failure to re-elect the executive to, any of such positions; except in connection with the termination of executive’s employment for Cause, upon his Disability or death, or upon the voluntary termination by the executive;

(b) the relocation of Mr. Motenko or Mr. Hennessy’s, as the case may be, place of employment from the location at which he was principally employed immediately prior to the date of the change in control to a location more than 50 miles from such location; or

(c) the failure of any successor to the Company to assume and agree to perform its obligations under the executive’s employment agreement.

Other Employment Arrangements

In the event the Company terminates the employment of Mr. Ledwith without cause, he will be eligible to receive a severance payment of six months salary.

In the event the Company terminates the employment of Mr. Lynds without cause, he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by the Company (not to exceed an aggregate of 12 months).

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, Messrs. King, Brassfield and Bassi served on the Compensation Committee. No member of the Compensation Committee was, during fiscal 2005, an officer or employee of the Company, a former officer of the Company or any of its subsidiaries or had a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Compensation Committee during fiscal 2005.

Certain of the members of the Company’s Board of Directors or their affiliates have entered into transactions or arrangements with the Company during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

The Compensation Committee reviews the performance of the Company’s officers and key employees and reports to the Board of Directors. In such capacity, the Committee administers the executive compensation plans, reviews programs and policies, and monitors the performance and compensation of executive officers and other key employees, except for Mr. Motenko and Mr. Hennessy and, effective February 1, 2005, Mr. Deitchle, whose compensation is established under Employment Agreements described elsewhere in this Proxy Statement. See “Executive Compensation and Other Matters.” The Committee makes recommendations regarding option grants to executive officers and other employees pursuant to the Company’s equity compensation plans, including the 2005 Equity Incentive Plan.

As to executives and other key employees, other than Messrs. Motenko, Hennessy and Deitchle, the Board establishes compensation designed to achieve an overall level of compensation which is competitive with other companies in the restaurant industry in each geographical area in which the Company operates.

The Company’s compensation program consists of three main components: base salary, bonus and long term incentives in the form of stock options. The bonus and long-term incentives constitute the “at risk” portion of the compensation program. In general, compensation is determined based upon individual performance, responsibility and achievement in light of the Company’s goals and expectations.

The Compensation Committee generally adheres to compensation policies that are designed to (i) attract and retain individuals with outstanding ability, (ii) motivate and reward such individuals for outstanding performance, (iii) create a portion of the total compensation that is based on the performance of the Company as well as of the individual employee and (iv) within the foregoing basic parameters, compensate employees in the middle to the top of the range of compensation offered by comparable companies.

As described above, the Committee compensated its current Co-Chairmen (and former Co-Chief Executive Officers) pursuant to Amended and Restated Employment Agreements approved by the Board of Directors, as modified and extended with respect to Paul Motenko and Jeremiah Hennessy pursuant to new Employment Agreements effective as of June 23, 2005. Such Employment Agreements provide for basic compensation, an initial option grant of 85,000 shares, and the possibility of discretionary bonuses. In addition, the Company compensates its current President and Chief Executive Officer, Gerald W. Deitchle, pursuant to an Employment

Agreement effective as of February 1, 2005. Mr. Deitchle’s Employment Agreement also provides for basic compensation, an initial option grant of 275,000 shares, as well as the possibility of additional bonus compensation based upon formulas specifically tied to performance criteria for the Company.

The Compensation Committee determined, for 2005, that the Company’s EBITDA was in excess of $18,000,000, and that based on the contractual bonus formula for EBITDA contained in his Employment Agreement, Mr. Deitchle earned a cash bonus of $150,000 for such period.

Respectfully submitted,

The Compensation Committee

J. Roger King

Shann M. Brassfield

Peter A. Bassi

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on Common Stock against the cumulative return of the Standard & Poor 500 Stock Index and the Media General Restaurant Group Index for the past five years. The graph assumes that $100 was invested at inception in the Common Stock and in each of the indices that all dividends were reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of January 3, 2006, Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) owned approximately 19.7% of our outstanding common stock. James Dal Pozzo, a member of our Board of Directors, is the President of Jacmar. Jacmar, through its specialty wholesale food distributorship, is our largest supplier of food, beverage and paper products. Jacmar sells products to us at prices comparable to those offered by unrelated third parties. Jacmar supplied us with $24.8 million, $19.3 million, and $14.6 million of food, beverage and paper products for fiscal 2005, 2004 and 2003, respectively, and 54.6%, 57.1%, and 53.5% of our total costs for these products, respectively. We had trade payables to Jacmar related to these products of $2.3 million, $2.2 million and $1.1 million at January 3, 2006, January 2, 2005 and December 28, 2003, respectively. The Board of Directors has reviewed the terms of the agreements relating to pricing between Jacmar and the Company, and believes that the terms are at least as favorable or more favorable than the Company could obtain from another third party offering comparable goods and services.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 2 ON PROXY CARD)

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the Company for the fiscal year ending January 2, 2007, and the Board is asking the shareholders to ratify that selection at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in the Company or any of its subsidiaries and does not have, and has not had at any time, any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither the Company nor any officer or director of the Company has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the selection of Ernst & Young LLP to the shareholders for ratification. In the event that this selection of Ernst & Young LLP is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended January 3, 2006 and January 2, 2005 by the Company’s Independent Auditors, Ernst & Young LLP:

	2005	2004
Audit Fees(1)	$355,315	$374,000
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

(1)	These amounts represent fees of Ernst & Young LLP for the audit of the Company’s consolidated financial statements, the review of financial statements included in the Company’s quarterly Form 10-Q reports, the audit of the Company’s management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year, such as consents and assistance with review of registration statements and other documents filed with the SEC.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the Company’s independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the fees for fiscal 2005 and 2004 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

To the Company’s knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes all other filings required to be made by executive officers, directors and greater than 10% beneficial owners of the Company under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis except for a failure by Mr. Ledwith to file a Form 3 upon appointment as an executive officer and a subsequent failure to file a Form 4 with respect to a prior option grant to Mr. Ledwith in February 2005, and a late Form 4 filing by Alexander Puchner, the Company’s Senior Vice President of Brewing Operations with respect to an option grant in February 2005.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next annual meeting of shareholders, such proposal must be received at 16162 Beach Boulevard, Suite 100, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on February 15, 2007.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. In order for a proposal made outside of the requirements of Rule 14a-8 to be considered timely in connection with the Company’s 2007 Annual Meeting of Shareholders, such proposal must be received by the office of the Corporate Secretary of the Company at the address stated above no later than April 17, 2007. However, in the event that the annual meeting is called for a date that is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the annual meeting is first made.

The proxy solicited by the Board of Directors for the 2007 annual meeting of shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to April 17, 2007. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s Annual Report to Shareholders containing its financial statements for the fiscal year ended January 3, 2006, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to the Company.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 16162 BEACH BOULEVARD, SUITE 100, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If Exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors

PAUL A. MOTENKO

Co-Chairman of the Board, Vice President

and Secretary of the Company

June 1, 2006

Huntington Beach, California

(continued from other side)

The Board of Directors unanimously recommends a vote FOR the Directors and Proposals below:
(1) ELECTION OF DIRECTORS
☐ FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW) ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW
NOMINEES:	01 PAUL A. MOTENKO, 02 JEREMIAH J. HENNESSY, 03 GERALD W. DEITCHLE, 04 JAMES A. DALPOZZO, 05 SHANN M. BRASSFIELD, 06 LARRY D. BOUTS, 07 JOHN F. GRUNDHOFER, 08 J. ROGER KING, 09 PETER A. BASSI
(INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE THE NOMINEE’S NAME LISTED ABOVE.)
(2) TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2006	FOR ☐	AGAINST ☐	ABSTAIN ☐
(3) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Dated: , 2006

SIGNATURE OF SHAREHOLDER

SIGNATURE(S) IF HELD JOINTLY
THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.
PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

P R O X Y	BJ’S RESTAURANTS, INC. 16162 Beach Boulevard, Suite 100 Huntington Beach, California 92647 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 28, 2006

THE UNDERSIGNED HEREBY APPOINTS PAUL A. MOTENKO AND JEREMIAH J. HENNESSY AS PROXIES, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES THEM OR EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC. TO BE HELD AT 9:00 A.M. PACIFIC TIME, ON JUNE 28, 2006, AT BJ’S RESTAURANT & BREWHOUSE LOCATED AT 13130 JAMBOREE ROAD, IRVINE, CALIFORNIA 92602, AND AT ANY ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS FOLLOWS: